                                                                    EXHIBIT 12.1

                             Waste Management, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                          (In Millions, Except Ratios)
                                   (Unaudited)

                                                               Years Ended December 31,
                                                       ----------------------------------------
                                                          2002           2001           2000
                                                       ----------     ----------     ----------

Income (loss) from continuing operations
   before income taxes, undistributed
   earnings from affiliated companies,
   and minority interest                               $    1,254     $      792     $      344
                                                       ----------     ----------     ----------
Fixed charges deducted from income:
   Interest expense                                           462            541            748
   Implicit interest in rents                                  66             65             74
                                                       ----------     ----------     ----------
                                                              528            606            822
                                                       ----------     ----------     ----------
           Earnings available for fixed charges        $    1,782     $    1,398     $    1,166
                                                       ==========     ==========     ==========

Interest expense                                       $      462     $      541     $      748
Capitalized interest                                           20             16             22
Implicit interest in rents                                     66             65             74
                                                       ----------     ----------     ----------
           Total fixed charges                         $      548     $      622     $      844
                                                       ==========     ==========     ==========

Ratio of earnings to fixed charges                            3.3x           2.2x           1.4x
                                                       ==========     ==========     ==========